Exhibit 99.1

U.S. Bancorp Reports Third Quarter 2022 Results
• Net income of $1.8 billion and record net revenue of $6.3 billion
• Diluted earnings per common share of $1.16 or $1.18 as adjusted
• Return on average assets of 1.22% and return on average common equity of 15.8% or 1.24% and 16.2% as adjusted, respectively

3Q22 Key Financial Data	3Q22 Highlights

PROFITABILITY METRICS	3Q22	2Q22	3Q21
Return on average assets (%)	1.22	1.06	1.45

Return on average common equity (%)	15.8	13.9	15.9

Return on tangible common equity (%) (a)	21.0	18.6	20.2

Net interest margin (%)	2.83	2.59	2.53

Efficiency ratio (%) (a)	57.5	62.1	58.4
INCOME STATEMENT (b)	3Q22	2Q22	3Q21
Net interest income (taxable-equivalent basis)	$3,857	$3,464	$3,197

Noninterest income	$2,469	$2,548	$2,693

Net income attributable to U.S. Bancorp	$1,812	$1,531	$2,028

Diluted earnings per common share	$1.16	$.99	$1.30

Dividends declared per common share	$.48	$.46	$.46
BALANCE SHEET (b)	3Q22	2Q22	3Q21
Average total loans	$336,778	$324,187	$296,739

Average total deposits	$456,769	$456,516	$431,487

Net charge-off ratio	.19%	.20%	.20%

Book value per common share (period end)	$27.39	$28.13	$32.22

Basel III standardized CET1 (c)	9.7%	9.7%	10.2%

(a) See Non-GAAP Financial Measures reconciliation on page 17

(b) Dollars in millions, except per share data

(c) CET1 = Common equity tier 1 capital ratio

•  Net income of $1,812 million and diluted earnings per common share of $1.16 as reported, $1.18 excluding merger and integration-related charges

•  Net revenue of $6,326 million including $3,857 million of net interest income and $2,469 million of noninterest income

•  Merger and integration-related charges of $42 million ($33 million net of tax or $(0.02) per diluted common share) associated with the planned acquisition of MUFG Union Bank

•  Return on average assets of 1.22% and return on average common equity of 15.8%. Excluding merger and integration-related charges, net income of $1,845 million, return on average assets of 1.24% and return on average common equity of 16.2%

•  On a taxable-equivalent basis, net interest income increased 20.6 percent year-over-year and 11.3 percent linked quarter due to the impact of rising interest rates on earning assets, partially offset by deposit pricing

•  Average total loan growth of 13.5% year-over-year and 3.9% on a linked quarter basis

•  Average total deposit growth of 5.9% year-over-year and 0.1% on a linked quarter basis

•  Net charge-off ratio of 0.19% in 3Q22 compared with 0.20% in 2Q22 and in 3Q21

•  CET1 capital ratio of 9.7% at September 30, 2022, and at June 30, 2022

CEO Commentary

“In the third quarter we earned $1.8 billion in net income with net revenue of $6.3 billion and a return on tangible common equity of 21.0% on a reported basis. Results were driven by strong growth in net interest income supported by loan and deposit growth and the benefit of higher interest rates. Our fee businesses continued to benefit from good underlying consumer and business conditions as well as new business and deepening of relationships. Credit quality remains strong and in the third quarter our net charge-off ratio improved on both a sequential and year over year basis. While credit continues to perform well, our consistently strong underwriting and credit risk management practices prepare us well for any change in the business cycle. We continue to focus on maintaining a healthy balance sheet and strong capital and liquidity positions. Given the uncertain economic environment, we are preparing for a range of possible outcomes and will continue to manage the bank in a prudent, disciplined manner. I want to thank our employees for their dedication to helping our clients, communities and shareholders.”

— Andy Cecere, Chairman, President and CEO, U.S. Bancorp

In the Spotlight

U.S. Bank and Elavon launch talech Register for Small Businesses

Elavon, a wholly-owned subsidiary of U.S. Bank, recently launched talech Register, a next generation, all-in-one payments and business analytics platform that empowers small business owners to better manage their operations. The point-of-sale platform combines unique, pay-as-you-go pricing and ease-of use to support modern small business owners. talech Register brings the simplicity, convenience and efficiency of the talech software platform to the point of sale for small business owners.

U.S. Bank Invests in Green Energy Initiatives

The U.S. Bank Foundation will invest $1 million in green energy initiatives through its annual Market Impact Grant program. The funding will support a variety of organizations and programs in low-to-moderate income communities across the country with an emphasis on supporting people of color and women. Additionally, our Community Development business has invested approximately $2.2 billion in renewable energy projects since the beginning of the year in support of green energy initiatives.

Access Commitment Expands to the Hispanic and Latinx Community

U.S. Bank recently announced an investment in the Smithsonian’s National Museum of the American Latino in Washington D.C. The museum is the cornerstone to learn how Latinos have contributed to U.S. art, history, culture and science. The investment is part of U.S. Bank Access Commitment, the bank’s long-term approach to building wealth, redefining how we serve diverse communities and creating more opportunities for employees.

One of the Best Companies for Working Parents

Seramount, formerly Working Mother, ranked U.S. Bank as one of the 100 Best Companies for working parents based on the company’s programs and benefits, including parental leave, fertility benefits, adoption benefits, caregiver benefits, mentoring and opportunities for advancement. This is the third consecutive year U.S. Bank has won this honor, which underscores how U.S. Bank puts people first by continuously looking for ways to better support employees.

        Investor contact: George Andersen, 612.303.3620 | Media contact: Jeff Shelman, 612.303.9933

U.S. Bancorp Third Quarter 2022 Results

INCOME STATEMENT HIGHLIGHTS
($ in millions, except per-share data)				Percent Change
	3Q 2022	2Q 2022	3Q 2021	3Q22 vs 2Q22	3Q22 vs 3Q21	YTD 2022	YTD 2021	Percent Change
Net interest income	$3,827	$3,435	$3,171	11.4	20.7	$10,435	$9,371	11.4
Taxable-equivalent adjustment	30	29	26	3.4	15.4	86	79	8.9
Net interest income (taxable-equivalent basis)	3,857	3,464	3,197	11.3	20.6	10,521	9,450	11.3
Noninterest income	2,469	2,548	2,693	(3.1)	(8.3)	7,413	7,693	(3.6)
Total net revenue	6,326	6,012	5,890	5.2	7.4	17,934	17,143	4.6
Noninterest expense before merger and integration	3,595	3,527	3,429	1.9	4.8	10,624	10,195	4.2
Merger and integration charges	42	197	--	(78.7)	nm	239	--	nm
Total noninterest expense	3,637	3,724	3,429	(2.3)	6.1	10,863	10,195	6.6
Income before provision and income taxes	2,689	2,288	2,461	17.5	9.3	7,071	6,948	1.8
Provision for credit losses	362	311	(163)	16.4	nm	785	(1,160)	nm
Income before taxes	2,327	1,977	2,624	17.7	(11.3)	6,286	8,108	(22.5)
Income taxes and taxable-equivalent adjustment	511	443	590	15.3	(13.4)	1,378	1,801	(23.5)
Net income	1,816	1,534	2,034	18.4	(10.7)	4,908	6,307	(22.2)
Net (income) loss attributable to noncontrolling interests	(4)	(3)	(6)	(33.3)	33.3	(8)	(17)	52.9
Net income attributable to U.S. Bancorp	$1,812	$1,531	$2,028	18.4	(10.7)	$4,900	$6,290	(22.1)
Net income applicable to U.S. Bancorp common shareholders	$1,718	$1,464	$1,934	17.3	(11.2)	$4,648	$6,023	(22.8)
Diluted earnings per common share	$1.16	$.99	$1.30	17.2	(10.8)	$3.13	$4.04	(22.5)

Net income attributable to U.S. Bancorp was $1,812 million for the third quarter of 2022, which was $216 million lower than the $2,028 million for the third quarter of 2021, and $281 million higher than the $1,531 million for the second quarter of 2022. Diluted earnings per common share was $1.16 in the third quarter of 2022, compared with $1.30 in the third quarter of 2021 and $0.99 in the second quarter of 2022. The third quarter of 2022 included $(0.02) per diluted common share of merger and integration-related charges associated with the planned acquisition of MUFG Union Bank compared with $(0.10) per diluted common share of merger and integration-related charges in the second quarter of 2022.

The decrease in net income year-over-year was primarily due to a higher provision for credit losses, driven by strong loan growth and increasing economic uncertainty, and merger and integration-related charges linked to the planned acquisition of MUFG Union Bank. Pretax income before the provision for credit losses and excluding merger and integration-related charges increased 11.0 percent compared with a year ago. Net interest income increased 20.6 percent on a year-over-year taxable-equivalent basis due to the impact of rising interest rates on earning assets and strong growth in loan and investment securities balances, partially offset by deposit pricing, funding mix and lower loan fees driven by the impact of loan forgiveness related to the SBA Paycheck Protection Program (“PPP”) in the prior year quarter. The net interest margin increased to 2.83 percent in the current quarter from 2.53 percent in the third quarter of 2021 primarily due to the impact of higher rates on earning assets, partially offset by deposit pricing and short-term borrowing costs. Noninterest income decreased 8.3 percent compared with a year ago reflecting lower mortgage banking revenue driven by a decline in refinancing activities, partially offset by higher payment services revenue and trust and investment management fees. Excluding merger and integration-related charges, noninterest expense increased 4.8 percent reflecting increases in compensation expense, employee benefits expense, net occupancy and equipment expense, marketing and business development expense and other noninterest expense. Provision for credit losses reflected a reserve build in the third quarter of 2022 as compared with a reserve release in the third quarter of 2021, primarily driven by loan growth and increasing economic uncertainty.

U.S. Bancorp Third Quarter 2022 Results

Net income increased on a linked quarter basis driven by higher net interest income and lower merger and integration-related charges, partially offset by lower noninterest income and higher provision for credit losses. Net interest income increased 11.3 percent on a taxable-equivalent basis primarily due to the impact of rising interest rates on earning assets, strong loan growth and one more day in the quarter, partially offset by deposit pricing and short-term borrowing costs. The net interest margin increased on a linked quarter basis reflecting the impact of rising interest rates and reinvestment yields in the investment portfolio, partially offset by deposit pricing and short-term borrowing costs. Noninterest income decreased 3.1 percent compared with the second quarter of 2022 driven by lower mortgage banking revenue consistent with industry trends, lower payment services revenue being impacted by seasonality and foreign currency exchange rates in Europe, a decline in treasury management fees due to rising rates and lower government transaction processing and lower gains on the sale of securities, partially offset by higher other noninterest income. Excluding merger and integration-related charges, noninterest expense increased 1.9 percent on a linked quarter basis reflecting slightly higher compensation expense, professional services expense, and marketing and business development expense. Provision for credit losses increased 16.4 percent on a linked quarter basis driven by strong loan growth and increasing economic uncertainty.

U.S. Bancorp Third Quarter 2022 Results

NET INTEREST INCOME
(Taxable-equivalent basis; $ in millions)				Change
	3Q 2022	2Q 2022	3Q 2021	3Q22 vs 2Q22	3Q22 vs 3Q21	YTD 2022	YTD 2021	Change
Components of net interest income
Income on earning assets	$4,759	$3,854	$3,435	$905	$1,324	$12,058	$10,211	$1,847
Expense on interest-bearing liabilities	902	390	238	512	664	1,537	761	776
Net interest income	$3,857	$3,464	$3,197	$393	$660	$10,521	$9,450	$1,071

Average yields and rates paid
Earning assets yield	3.50%	2.88%	2.72%	.62%	.78%	3.00%	2.72%	.28%
Rate paid on interest-bearing liabilities	.89	.40	.27	.49	.62	.53	.28	.25
Gross interest margin	2.61%	2.48%	2.45%	.13%	.16%	2.47%	2.44%	.03%
Net interest margin	2.83%	2.59%	2.53%	.24%	.30%	2.62%	2.52%	.10%

Average balances
Investment securities (a)	$164,851	$171,296	$151,755	$(6,445)	$13,096	$170,267	$152,653	$17,614
Loans	336,778	324,187	296,739	12,591	40,039	324,731	295,014	29,717
Interest-bearing deposits with banks	29,130	31,116	40,710	(1,986)	(11,580)	30,030	37,947	(7,917)
Earning assets	541,666	536,761	503,325	4,905	38,341	536,131	500,616	35,515
Interest-bearing liabilities	403,573	390,373	353,129	13,200	50,444	390,816	356,731	34,085

(a) Excludes unrealized gain (loss)

Net interest income on a taxable-equivalent basis in the third quarter of 2022 was $3,857 million, an increase of $660 million (20.6 percent) over the third quarter of 2021. The increase was primarily due to the impact of rising interest rates on earning assets and strong growth in loan and investment securities balances, partially offset by deposit pricing, lower loan fees related to the forgiveness of PPP loans from a year ago, and funding mix. Average earning assets were $38.3 billion (7.6 percent) higher than the third quarter of 2021, reflecting increases of $40.0 billion (13.5 percent) in average total loans and $13.1 billion (8.6 percent) in average investment securities, while average interest-bearing deposits with banks decreased $11.6 billion (28.4 percent). The increase in average investment securities year-over-year was primarily due to purchases of mortgage-backed and U.S. Treasury securities, net of prepayments, sales and maturities.

Net interest income on a taxable-equivalent basis increased $393 million (11.3 percent) on a linked quarter basis primarily due to the impact of rising interest rates on earning assets, strong loan growth and one more day in the quarter, partially offset by deposit pricing and short-term borrowing costs. Average earning assets were $4.9 billion (0.9 percent) higher on a linked quarter basis, reflecting an increase of $12.6 billion (3.9 percent) in average loans partially offset by decreases of $6.4 billion (3.8 percent) in average investment securities and $2.0 billion (6.4 percent) in average interest-bearing deposits with banks. The decrease in average investment securities on a linked quarter basis was primarily due to prepayments, sales and maturities, net of purchases.

The net interest margin in the third quarter of 2022 was 2.83 percent, compared with 2.53 percent in the third quarter of 2021 and 2.59 percent in the second quarter of 2022. The increase in the net interest margin from the prior year was primarily due to the impact of higher rates on earning assets, partially offset by deposit pricing and short-term borrowing costs. The increase in the net interest margin on a linked quarter basis reflected the impact of rising interest rates and reinvestment yields in the investment portfolio, partially offset by deposit pricing and short-term borrowing costs.

U.S. Bancorp Third Quarter 2022 Results

AVERAGE LOANS
($ in millions)				Percent Change
	3Q 2022	2Q 2022	3Q 2021	3Q22 vs 2Q22	3Q22 vs 3Q21	YTD 2022	YTD 2021	Percent Change

Commercial	$123,745	$115,758	$96,673	6.9	28.0	$115,832	$97,047	19.4
Lease financing	4,774	4,899	5,159	(2.6)	(7.5)	4,891	5,251	(6.9)
Total commercial	128,519	120,657	101,832	6.5	26.2	120,723	102,298	18.0

Commercial mortgages	30,002	29,676	28,080	1.1	6.8	29,506	27,923	5.7
Construction and development	10,008	9,841	10,841	1.7	(7.7)	10,035	10,834	(7.4)
Total commercial real estate	40,010	39,517	38,921	1.2	2.8	39,541	38,757	2.0

Residential mortgages	84,018	80,228	74,104	4.7	13.4	80,589	74,215	8.6

Credit card	24,105	22,748	21,905	6.0	10.0	22,907	21,391	7.1

Retail leasing	6,259	6,708	7,643	(6.7)	(18.1)	6,689	7,829	(14.6)
Home equity and second mortgages	11,142	10,726	10,936	3.9	1.9	10,757	11,451	(6.1)
Other	42,725	43,603	41,398	(2.0)	3.2	43,525	39,073	11.4
Total other retail	60,126	61,037	59,977	(1.5)	.2	60,971	58,353	4.5

Total loans	$336,778	$324,187	$296,739	3.9	13.5	$324,731	$295,014	10.1

Average total loans for the third quarter of 2022 were $40.0 billion (13.5 percent) higher than the third quarter of 2021. The increase was primarily due to growth in commercial loans (26.2 percent), residential mortgages (13.4 percent) and credit card loans (10.0 percent), partially offset by lower retail leasing balances (18.1 percent). The increase in commercial loans was due to higher utilization driven by working capital needs of corporate customers, slower pay-offs given higher volatility in the capital markets and core growth, partly offset by reductions related to the forgiveness of PPP loans. The increase in residential mortgages was driven by on-balance sheet loan activities and slower refinance activity.

Average total loans were $12.6 billion (3.9 percent) higher than the second quarter of 2022 primarily due to higher commercial loans (6.5 percent) driven by new business and higher utilization, higher residential mortgages (4.7 percent) and higher credit card loans (6.0 percent).

U.S. Bancorp Third Quarter 2022 Results

AVERAGE DEPOSITS
($ in millions)				Percent Change
	3Q	2Q	3Q	3Q22 vs	3Q22 vs	YTD	YTD	Percent
	2022	2022	2021	2Q22	3Q21	2022	2021	Change

Noninterest-bearing deposits	$114,044	$120,827	$129,018	(5.6)	(11.6)	$120,893	$124,262	(2.7)
Interest-bearing savings deposits
Interest checking	113,364	116,878	103,036	(3.0)	10.0	115,095	101,280	13.6
Money market savings	125,389	123,788	112,543	1.3	11.4	122,943	116,968	5.1
Savings accounts	67,782	68,127	63,387	(.5)	6.9	67,632	61,462	10.0
Total savings deposits	306,535	308,793	278,966	(.7)	9.9	305,670	279,710	9.3
Time deposits	36,190	26,896	23,503	34.6	54.0	29,266	25,067	16.8
Total interest-bearing deposits	342,725	335,689	302,469	2.1	13.3	334,936	304,777	9.9

Total deposits	$456,769	$456,516	$431,487	.1	5.9	$455,829	$429,039	6.2

Average total deposits for the third quarter of 2022 were $25.3 billion (5.9 percent) higher than the third quarter of 2021. Average noninterest-bearing deposits decreased $15.0 billion (11.6 percent) primarily within Corporate and Commercial Banking, Consumer and Business Banking and Payment Services. Average total savings deposits were $27.6 billion (9.9 percent) higher year-over-year driven by Corporate and Commercial Banking and Consumer and Business Banking. Average time deposits were $12.7 billion (54.0 percent) higher than the prior year primarily within Corporate and Commercial Banking, partially offset by a decrease in Consumer and Business Banking. Changes in time deposits are primarily related to those deposits managed as an alternative to other funding sources, based largely on relative pricing and liquidity characteristics.

Average total deposits grew $253 million (0.1 percent) from the second quarter of 2022. On a linked quarter basis, average noninterest-bearing deposits were lower by $6.8 billion (5.6 percent) primarily within Corporate and Commercial Banking and Wealth Management and Investment Services. Average total savings deposits decreased $2.3 billion (0.7 percent) driven by Corporate and Commercial Banking and Consumer and Business Banking. Average time deposits were $9.3 billion (34.6 percent) higher on a linked quarter basis primarily within Corporate and Commercial Banking. Changes in time deposits are primarily related to those deposits managed as an alternative to other funding sources, based largely on relative pricing and liquidity characteristics.

U.S. Bancorp Third Quarter 2022 Results

NONINTEREST INCOME
($ in millions)				Percent Change
	3Q 2022	2Q 2022	3Q 2021	3Q22 vs 2Q22	3Q22 vs 3Q21	YTD 2022	YTD 2021	Percent Change

Credit and debit card revenue	$391	$399	$393	(2.0)	(.5)	$1,128	$1,125	.3
Corporate payment products revenue	190	172	156	10.5	21.8	520	420	23.8
Merchant processing services	406	425	392	(4.5)	3.6	1,194	1,084	10.1
Trust and investment management fees	572	566	459	1.1	24.6	1,638	1,349	21.4
Deposit service charges	166	165	194	.6	(14.4)	508	531	(4.3)
Treasury management fees	151	169	155	(10.7)	(2.6)	476	462	3.0
Commercial products revenue	285	290	277	(1.7)	2.9	841	837	.5
Mortgage banking revenue	81	142	418	(43.0)	(80.6)	423	1,063	(60.2)
Investment products fees	56	59	62	(5.1)	(9.7)	177	177	--
Securities gains (losses), net	1	19	20	(94.7)	(95.0)	38	88	(56.8)
Other	170	142	167	19.7	1.8	470	557	(15.6)

Total noninterest income	$2,469	$2,548	$2,693	(3.1)	(8.3)	$7,413	$7,693	(3.6)

Third quarter noninterest income of $2,469 million was $224 million (8.3 percent) lower than the third quarter of 2021 reflecting lower mortgage banking revenue, deposit service charges and securities gains, partially offset by stronger payment services revenue and trust and investment management fees. Mortgage banking revenue decreased $337 million (80.6 percent) reflecting lower application volume, given declining refinance activities experienced in the mortgage industry, lower related gain on sale margins and fewer sales of performing loans. Deposit services charges decreased $28 million (14.4 percent) primarily due to the impact of the elimination of certain consumer NSF fees in the first quarter of 2022. Partially offsetting these decreases, payment services revenue increased $46 million (4.9 percent) compared with the third quarter of 2021 as corporate payment products revenue increased $34 million (21.8 percent) driven by improving business spending across all product groups while merchant processing services revenue increased $14 million (3.6 percent) driven by higher sales volume and higher merchant fees. Given recent uncertainties in Europe, the US dollar has strengthened considerably compared to European currencies. Adjusted for the impact of foreign currency rate changes, year-over-year merchant processing services revenue increased approximately 9.4 percent. Trust and investment management fees increased $113 million (24.6 percent) driven by lower money market fund fee waivers, activity related to the fourth quarter of 2021 acquisition of PFM Asset Management LLC (“PFM”) and core business growth, partially offset by unfavorable market conditions.

Noninterest income was $79 million (3.1 percent) lower in the third quarter of 2022 compared with the second quarter of 2022 reflecting lower mortgage banking revenue, payment services revenue, treasury management fees and gains on the sale of securities, partially offset by higher other noninterest income. Mortgage banking revenue decreased $61 million (43.0 percent) reflecting lower volumes of performing loan sales and a decrease in the fair value of mortgage servicing rights, net of hedging activities. Payment services revenue decreased $9 million (0.9 percent). Credit and debit card revenue decreased $8 million (2.0 percent) due to lower sales volume and rate. Merchant processing services revenue decreased $18 million (4.5 percent) due to the impact of foreign currency exchange rates as well as lower interchange rates. The declines in these payment services revenue categories were partially offset by stronger corporate payment products revenue which increased $18 million (10.5 percent) primarily due to continued strengthening of business activities and seasonality of government spending. Treasury management fees decreased $18 million (10.7 percent) driven by seasonally lower IRS processing volumes and the impact of earnings credits during a period of rising interest rates. Partially offsetting these decreases, other noninterest income increased $28 million (19.7 percent) due to higher tax-advantaged investment syndication revenue and gains on the sale of certain assets.

U.S. Bancorp Third Quarter 2022 Results

NONINTEREST EXPENSE
($ in millions)				Percent Change
	3Q 2022	2Q 2022	3Q 2021	3Q22 vs 2Q22	3Q22 vs 3Q21	YTD 2022	YTD 2021	Percent Change

Compensation	$1,891	$1,872	$1,847	1.0	2.4	$5,616	$5,448	3.1
Employee benefits	369	374	336	(1.3)	9.8	1,139	1,057	7.8
Net occupancy and equipment	272	265	259	2.6	5.0	806	780	3.3
Professional services	131	111	126	18.0	4.0	356	332	7.2
Marketing and business development	126	106	99	18.9	27.3	312	237	31.6
Technology and communications	355	350	361	1.4	(1.7)	1,054	1,082	(2.6)
Postage, printing and supplies	72	69	69	4.3	4.3	213	203	4.9
Other intangibles	43	40	41	7.5	4.9	130	119	9.2
Other	336	340	291	(1.2)	15.5	998	937	6.5
Total before merger and integration	3,595	3,527	3,429	1.9	4.8	10,624	10,195	4.2
Merger and integration charges	42	197	--	(78.7)	nm	239	--	nm

Total noninterest expense	$3,637	$3,724	$3,429	(2.3)	6.1	$10,863	$10,195	6.6

Third quarter noninterest expense of $3,637 million was $208 million (6.1 percent) higher than the third quarter of 2021. Included in the third quarter of 2022 were merger and integration-related charges associated with the planned acquisition of MUFG Union Bank of $42 million. Excluding merger and integration-related charges, third quarter noninterest expense increased $166 million (4.8 percent) compared with the third quarter of 2021 reflecting increases in compensation expense, employee benefits expense, net occupancy and equipment expense, marketing and business development expense and other noninterest expense. Compensation expense increased $44 million (2.4 percent) compared with the third quarter of 2021 primarily due to merit and hiring to support business growth, partially offset by lower performance-based incentives and variable compensation. Employee benefits expense increased $33 million (9.8 percent) driven by higher post-pandemic medical claims expense compared with the third quarter of 2021. Net occupancy and equipment expense increased $13 million (5.0 percent) to support business growth. Marketing and business development expense increased $27 million (27.3 percent) due to the timing of marketing campaigns as well as increased travel and entertainment. Other noninterest expense increased $45 million (15.5 percent) due to accruals related to future delivery exposures for merchant and airline processing as processing volumes recover, FDIC insurance expense driven by an increase in the assessment base and rate and other accrued liabilities, partially offset by lower other expenses related to the decline in mortgage production.

Noninterest expense decreased $87 million (2.3 percent) on a linked quarter basis. Excluding merger and integration-related charges of $42 million in the third quarter of 2022 and $197 million in the second quarter of 2022, third quarter noninterest expense increased $68 million (1.9 percent) reflecting higher compensation expense, professional services expense, and marketing and business development expense. Compensation expense increased $19 million (1.0 percent) primarily due to the number of payroll days in the quarter along with higher performance-based incentives, partially offset by lower variable compensation. Professional services expense increased $20 million (18.0 percent) primarily due to the timing of initiatives in the third quarter of 2022. Marketing and business development expense increased $20 million (18.9 percent) due to brand advertising and the timing of marketing campaigns.

Provision for Income Taxes

The provision for income taxes for the third quarter of 2022 resulted in a tax rate of 22.0 percent on a taxable-equivalent basis (effective tax rate of 20.9 percent), compared with 22.5 percent on a taxable-equivalent basis (effective tax rate of 21.7 percent) in the third quarter of 2021, and a tax rate of 22.4 percent on a taxable-equivalent basis (effective tax rate of 21.3 percent) in the second quarter of 2022.

U.S. Bancorp Third Quarter 2022 Results

ALLOWANCE FOR CREDIT LOSSES
($ in millions)	3Q 2022	% (a)	2Q 2022	% (a)	1Q 2022	% (a)	4Q 2021	% (a)	3Q 2021	% (a)
Balance, beginning of period	$6,255		$6,105		$6,155		$6,300		$6,610
Net charge-offs Commercial	24	.08	28	.10	26	.10	6	.02	13	.05
Lease financing	3	.25	2	.16	6	.49	--	--	1	.08

Total commercial	27	.08	30	.10	32	.12	6	.02	14	.05
Commercial mortgages	(6)	(.08)	(2)	(.03)	--	--	(3)	(.04)	1	.01
Construction and development	--	--	8	.33	(5)	(.20)	(1)	(.04)	12	.44

Total commercial real estate	(6)	(.06)	6	.06	(5)	(.05)	(4)	(.04)	13	.13
Residential mortgages	(5)	(.02)	(9)	(.04)	(6)	(.03)	(7)	(.04)	(10)	(.05)

Credit card	119	1.96	118	2.08	112	2.08	109	1.93	111	2.01

Retail leasing	1	.06	--	--	1	.06	1	.05	1	.05
Home equity and second mortgages	(2)	(.07)	(3)	(.11)	(2)	(.08)	(2)	(.08)	(3)	(.11)
Other	28	.26	19	.17	30	.27	29	.27	21	.20

Total other retail	27	.18	16	.11	29	.19	28	.18	19	.13

Total net charge-offs	162	.19	161	.20	162	.21	132	.17	147	.20
Provision for credit losses	362		311		112		(13)		(163)

Balance, end of period	$6,455		$6,255		$6,105		$6,155		$6,300

Components
Allowance for loan losses	$6,017		$5,832		$5,664		$5,724		$5,792
Liability for unfunded credit commitments	438		423		441		431		508

Total allowance for credit losses	$6,455		$6,255		$6,105		$6,155		$6,300

Gross charge-offs	$275		$276		$280		$254		$266
Gross recoveries	$113		$115		$118		$122		$119
Allowance for credit losses as a percentage of
Period-end loans	1.88		1.88		1.91		1.97		2.12
Nonperforming loans	1,025		863		798		738		695
Nonperforming assets	953		812		753		701		667

(a) Annualized and calculated on average loan balances

U.S. Bancorp Third Quarter 2022 Results

The Company’s provision for credit losses for the third quarter of 2022 was $362 million, compared with a provision of $311 million in the second quarter of 2022 and a credit benefit of $163 million in the third quarter of 2021. The level of the provision compared with a year ago is driven by strong loan growth and changing economic conditions. During 2021, factors affecting economic conditions, including government stimulus and declining impacts from the pandemic in the U.S., contributed to economic improvement and related reserve releases. The consumer portfolio continues to benefit from strong credit quality and asset values, while select commercial portfolios continue to recover from the effects of the pandemic. In 2022, economic uncertainty and recession risk have been increasing due to ongoing supply chain challenges, rising inflationary concerns, market volatility, rising oil prices from the Russia-Ukraine conflict and pressure on corporate earnings related to these factors. In addition to these factors, expected loss estimates consider various factors including customer specific information impacting changes in risk ratings, projected delinquencies, potential effects of inflationary pressures and the impact of rising interest rates on borrowers’ liquidity and ability to repay. Generally, these credit quality factors continue to be relatively stable despite the changing economic outlook.

Total net charge-offs in the third quarter of 2022 were $162 million, compared with $161 million in the second quarter of 2022 and $147 million in the third quarter of 2021. The net charge-off ratio was 0.19 percent in the third quarter of 2022, compared with 0.20 percent in the second quarter of 2022 and in the third quarter of 2021. Net charge-offs increased $1 million (0.6 percent) compared with the second quarter of 2022. Net charge-offs increased $15 million (10.2 percent) compared with the third quarter of 2021, reflecting higher charge-offs in total commercial loans, credit cards and other retail portfolios, partially offset by a decrease in total commercial real estate loan charge-offs.

The allowance for credit losses was $6,455 million at September 30, 2022, compared with $6,255 million at June 30, 2022, and $6,300 million at September 30, 2021. The increase on a linked quarter basis was driven by continued strong loan growth and economic uncertainty. The ratio of the allowance for credit losses to period-end loans was 1.88 percent at September 30, 2022, compared with 1.88 percent at June 30, 2022, and 2.12 percent at September 30, 2021. The ratio of the allowance for credit losses to nonperforming loans was 1,025 percent at September 30, 2022, compared with 863 percent at June 30, 2022, and 695 percent at September 30, 2021.

Nonperforming assets were $677 million at September 30, 2022, compared with $770 million at June 30, 2022, and $944 million at September 30, 2021. The ratio of nonperforming assets to loans and other real estate was 0.20 percent at September 30, 2022, compared with 0.23 percent at June 30, 2022, and 0.32 percent at September 30, 2021. The year-over-year and linked quarter decreases in nonperforming assets reflected decreases across all loan categories with the largest drivers in total commercial and total commercial real estate nonperforming loans. Accruing loans 90 days or more past due were $393 million at September 30, 2022, compared with $423 million at June 30, 2022, and $385 million at September 30, 2021.

U.S. Bancorp Third Quarter 2022 Results

DELINQUENT LOAN RATIOS AS A PERCENT OF ENDING LOAN BALANCES
(Percent)	Sep 30 2022	Jun 30 2022	Mar 31 2022	Dec 31 2021	Sep 30 2021

Delinquent loan ratios - 90 days or more past due excluding nonperforming loans
Commercial	.03	.07	.06	.04	.04
Commercial real estate	.05	.01	--	.03	.05
Residential mortgages	.10	.12	.18	.24	.15
Credit card	.74	.69	.74	.73	.66
Other retail	.11	.10	.11	.11	.11
Total loans	.11	.13	.14	.15	.13

Delinquent loan ratios - 90 days or more past due including nonperforming loans
Commercial	.12	.19	.21	.20	.25
Commercial real estate	.46	.53	.55	.76	.82
Residential mortgages	.35	.40	.45	.53	.47
Credit card	.74	.69	.74	.73	.66
Other retail	.32	.35	.37	.35	.36
Total loans	.30	.35	.38	.42	.43

ASSET QUALITY (a)
($ in millions)

	Sep 30 2022	Jun 30 2022	Mar 31 2022	Dec 31 2021	Sep 30 2021
Nonperforming loans
Commercial	$92	$116	$139	$139	$179
Lease financing	30	32	35	35	37
Total commercial	122	148	174	174	216
Commercial mortgages	110	147	178	213	215
Construction and development	57	59	38	71	81
Total commercial real estate	167	206	216	284	296
Residential mortgages	211	223	214	226	237
Credit card	--	--	--	--	--
Other retail	130	148	161	150	157

Total nonperforming loans	630	725	765	834	906

Other real estate	24	23	23	22	17

Other nonperforming assets	23	22	23	22	21

Total nonperforming assets	$677	$770	$811	$878	$944

Accruing loans 90 days or more past due	$393	$423	$450	$472	$385

Nonperforming assets to loans plus ORE (%)	.20	.23	.25	.28	.32

(a) Throughout this document, nonperforming assets and related ratios do not include accruing loans 90 days or more past due

U.S. Bancorp Third Quarter 2022 Results

COMMON SHARES
(Millions)	3Q 2022	2Q 2022	1Q 2022	4Q 2021	3Q 2021
Beginning shares outstanding	1,486	1,486	1,484	1,483	1,483
Shares issued for stock incentive plans, acquisitions and other corporate purposes	--	--	3	1	--
Shares repurchased	--	--	(1)	--	--

Ending shares outstanding	1,486	1,486	1,486	1,484	1,483

CAPITAL POSITION
($ in millions)	Sep 30 2022	Jun 30 2022	Mar 31 2022	Dec 31 2021	Sep 30 2021

Total U.S. Bancorp shareholders’ equity	$47,513	$48,605	$51,200	$54,918	$53,743

Basel III Standardized Approach (a)
Common equity tier 1 capital	$44,094	$42,944	$41,950	$41,701	$41,014
Tier 1 capital	51,346	50,195	49,198	48,516	47,426
Total risk-based capital	60,738	58,307	57,403	56,250	54,178

Common equity tier 1 capital ratio	9.7%	9.7%	9.8%	10.0%	10.2%
Tier 1 capital ratio	11.2	11.4	11.5	11.6	11.7
Total risk-based capital ratio	13.3	13.2	13.4	13.4	13.4
Leverage ratio	8.7	8.6	8.6	8.6	8.7

Tangible common equity to tangible assets (b)	5.2	5.5	6.0	6.8	6.8
Tangible common equity to risk-weighted assets (b)	6.7	7.2	8.0	9.2	9.4

Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (b)	9.4	9.4	9.5	9.6	9.7

(a) Amounts and ratios calculated in accordance with transitional regulatory requirements related to the current expected credit losses methodology
(b) See Non-GAAP Financial Measures reconciliation on page 17

Total U.S. Bancorp shareholders’ equity was $47.5 billion at September 30, 2022, compared with $48.6 billion at June 30, 2022, and $53.7 billion at September 30, 2021. The Company suspended all common stock repurchases at the beginning of the third quarter of 2021, except for those done exclusively in connection with its stock-based compensation programs, due to its pending acquisition of MUFG Union Bank’s core regional banking franchise. The Company’s target CET1 capital ratio is 8.5 percent. Based on interest rates as of October 13th our CET1 ratio at the close of the acquisition would approximate 8.3 percent. We expect the CET1 ratio to increase toward 9.0 percent as the purchase accounting valuation adjustments accrete into capital through earnings. The Company does not expect to commence repurchasing its common stock until after the acquisition closes and its CET1 ratio approximates 9.0 percent.

All regulatory ratios continue to be in excess of “well-capitalized” requirements. The common equity tier 1 capital to risk-weighted assets ratio using the Basel III standardized approach was 9.7 percent at September 30, 2022, and at June 30, 2022, compared with 10.2 percent at September 30, 2021. The Company’s common equity tier 1 capital to risk-weighted assets ratio, reflecting the full implementation of the current expected credit losses methodology was 9.4 percent at September 30, 2022, and at June 30, 2022, compared with 9.7 percent at September 30, 2021.

U.S. Bancorp Third Quarter 2022 Results

MUFG Union Bank Acquisition

In September 2021, U.S. Bancorp announced that it had entered into a definitive acquisition agreement to acquire the core regional banking franchise of MUFG Union Bank, N.A. Closing of the transaction is subject to customary closing conditions, including regulatory approvals which are not within U.S. Bancorp’s control. The parties continue to make significant progress in planning for closing and integration while awaiting regulatory approvals. At this time, U.S. Bancorp continues to expect to receive U.S. regulatory approvals in time for closing to occur in the fourth quarter of 2022. However, U.S. Bancorp no longer expects system integration will be able to occur in 2022 and currently expects it will occur in the first half of 2023.

Investor Conference Call

On Friday, October 14, 2022 at 8 a.m. CT, Chairman, President and Chief Executive Officer Andy Cecere and Vice Chair and Chief Financial Officer Terry Dolan will host a conference call to review the financial results. The live conference call will be available online or by telephone. To access the webcast and presentation, visit the U.S. Bancorp website at usbank.com and click on “About Us”, “Investor Relations” and “Webcasts & Presentations.” To access the conference call from locations within the United States and Canada, please dial 877-692-8955. Participants calling from outside the United States and Canada, please dial 234-720-6979. The PIN code for all participants is 6030554. For those unable to participate during the live call, a replay will be available at approximately 11 a.m. CT on Friday, October 14, 2022. To access the replay, please visit the U.S. Bancorp website at usbank.com and click on “About Us”, “Investor Relations” and “Webcasts & Presentations.”

About U.S. Bancorp

U.S. Bancorp, with approximately 70,000 employees and $601 billion in assets as of September 30, 2022, is the parent company of U.S. Bank National Association. The Minneapolis-based company serves millions of customers locally, nationally and globally through a diversified mix of businesses: Consumer and Business Banking; Payment Services; Corporate & Commercial Banking; and Wealth Management and Investment Services. The company has been recognized for its approach to digital innovation, social responsibility, and customer service, including being named one of the 2022 World’s Most Ethical Companies and Fortune’s most admired superregional bank. Learn more at usbank.com/about.

Forward-looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “hopes,” “estimates,” “projects,” “forecasts,” “intends,” “plans,” “goals,” “believes,” “continue” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.”

Forward-looking statements involve inherent risks and uncertainties, including the following risks and uncertainties and the risks and uncertainties more fully discussed in the section entitled “Risk Factors” of Exhibit 13 to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2021, which could cause actual results to differ materially from those anticipated. Deterioration in general business and economic conditions or turbulence in domestic or global financial markets could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities, reduce the availability of funding to certain financial institutions, lead to a tightening of credit, and increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices could affect U.S. Bancorp in substantial and unpredictable ways. U.S. Bancorp’s results could also be adversely affected by changes in interest rates; the impacts of the COVID-19 pandemic on its business, financial position, results of operations, liquidity and prospects; increases in unemployment rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of its investment securities; legal and regulatory developments; litigation; increased competition from both banks and non-banks; civil unrest; the effects of climate change; changes in customer behavior and preferences; breaches in data security, including as a result of work-from-home arrangements; failures to safeguard personal information; the impacts of international hostilities or geopolitical events; impacts of supply chain disruptions and rising inflation; effects of mergers and acquisitions and related integration; effects of critical

U.S. Bancorp Third Quarter 2022 Results

accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, liquidity risk and reputation risk. In addition, U.S. Bancorp’s proposed acquisition of MUFG Union Bank presents risks and uncertainties, including, among others: the risk that the cost savings, any revenue synergies and other anticipated benefits of the proposed acquisition may not be realized or may take longer than anticipated to be realized; the risk that U.S. Bancorp’s business could be disrupted as a result of the announcement and pendency of the proposed acquisition and diversion of management’s attention from ongoing business operations and opportunities; the possibility that the proposed acquisition, including the integration of MUFG Union Bank, may be more costly or difficult to complete than anticipated; delays in closing the proposed acquisition; and the failure of required governmental approvals to be obtained or any other closing conditions in the definitive purchase agreement to be satisfied.

For discussion of these and other risks that may cause actual results to differ from those described in forward-looking statements, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2021, on file with the Securities and Exchange Commission, including the sections entitled “Corporate Risk Profile” and “Risk Factors” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. In addition, factors other than these risks also could adversely affect U.S. Bancorp’s results, and the reader should not consider these risks to be a complete set of all potential risks or uncertainties. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date hereof, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

Non-GAAP Financial Measures

In addition to capital ratios defined by banking regulators, the Company considers various other measures when evaluating capital utilization and adequacy, including:

•	Tangible common equity to tangible assets
•	Tangible common equity to risk-weighted assets
•	Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology, and
•	Return on tangible common equity.

These capital measures are viewed by management as useful additional methods of evaluating the Company’s utilization of its capital held and the level of capital available to withstand unexpected negative market or economic conditions. Additionally, presentation of these measures allows investors, analysts and banking regulators to assess the Company’s capital position relative to other financial services companies. These capital measures are not defined in generally accepted accounting principles (“GAAP”), or are not currently effective or defined in banking regulations. In addition, certain of these measures differ from currently effective capital ratios defined by banking regulations principally in that the currently effective ratios, which are subject to certain transitional provisions, temporarily exclude the impact of the 2020 adoption of accounting guidance related to impairment of financial instruments based on the current expected credit losses methodology. As a result, these capital measures disclosed by the Company may be considered non-GAAP financial measures. Management believes this information helps investors assess trends in the Company’s capital adequacy.

The Company also discloses net interest income and related ratios and analysis on a taxable-equivalent basis, which may also be considered non-GAAP financial measures. The Company believes this presentation to be the preferred industry measurement of net interest income as it provides a relevant comparison of net interest income arising from taxable and tax-exempt sources. In addition, certain performance measures, including the efficiency ratio and net interest margin, utilize net interest income on a taxable-equivalent basis.

The adjusted return on average assets, adjusted return on average common equity, adjusted return on tangible common equity and adjusted diluted earnings per common share exclude merger and integration-related charges. Management uses these measures in their analysis of the Company’s performance and believes these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods.

There may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these non-GAAP financial measures.

CONSOLIDATED STATEMENT OF INCOME
	Three Months Ended		Nine Months Ended
(Dollars and Shares in Millions, Except Per Share Data)	September 30,		September 30,
(Unaudited)	2022	2021	2022	2021
Interest Income
Loans	$3,603	$2,711	$9,071	$8,112
Loans held for sale	49	54	163	176
Investment securities	867	606	2,390	1,741
Other interest income	209	38	347	103
Total interest income	4,728	3,409	11,971	10,132
Interest Expense
Deposits	534	78	791	245
Short-term borrowings	169	18	247	52
Long-term debt	198	142	498	464
Total interest expense	901	238	1,536	761
Net interest income	3,827	3,171	10,435	9,371
Provision for credit losses	362	(163)	785	(1,160)
Net interest income after provision for credit losses	3,465	3,334	9,650	10,531
Noninterest Income
Credit and debit card revenue	391	393	1,128	1,125
Corporate payment products revenue	190	156	520	420
Merchant processing services	406	392	1,194	1,084
Trust and investment management fees	572	459	1,638	1,349
Deposit service charges	166	194	508	531
Treasury management fees	151	155	476	462
Commercial products revenue	285	277	841	837
Mortgage banking revenue	81	418	423	1,063
Investment products fees	56	62	177	177
Securities gains (losses), net	1	20	38	88
Other	170	167	470	557
Total noninterest income	2,469	2,693	7,413	7,693
Noninterest Expense
Compensation	1,891	1,847	5,616	5,448
Employee benefits	369	336	1,139	1,057
Net occupancy and equipment	272	259	806	780
Professional services	131	126	356	332
Marketing and business development	126	99	312	237
Technology and communications	355	361	1,054	1,082
Postage, printing and supplies	72	69	213	203
Other intangibles	43	41	130	119
Merger and integration charges	42	--	239	--
Other	336	291	998	937
Total noninterest expense	3,637	3,429	10,863	10,195
Income before income taxes	2,297	2,598	6,200	8,029
Applicable income taxes	481	564	1,292	1,722
Net income	1,816	2,034	4,908	6,307
Net (income) loss attributable to noncontrolling interests	(4)	(6)	(8)	(17)
Net income attributable to U.S. Bancorp	$1,812	$2,028	$4,900	$6,290
Net income applicable to U.S. Bancorp common shareholders	$1,718	$1,934	$4,648	$6,023
Earnings per common share	$1.16	$1.30	$3.13	$4.04
Diluted earnings per common share	$1.16	$1.30	$3.13	$4.04
Dividends declared per common share	$.48	$.46	$1.40	$1.30
Average common shares outstanding	1,486	1,483	1,485	1,491
Average diluted common shares outstanding	1,486	1,484	1,486	1,492

CONSOLIDATED ENDING BALANCE SHEET

(Dollars in Millions)	September 30, 2022	December 31, 2021	September 30, 2021
Assets	(Unaudited )		(Unaudited )
Cash and due from banks	$41,652	$28,905	$63,904
Investment securities
Held-to-maturity	85,574	41,858	--
Available-for-sale	68,523	132,963	149,376
Loans held for sale	3,647	7,775	6,191
Loans
Commercial	131,687	112,023	101,013
Commercial real estate	40,329	39,053	38,808
Residential mortgages	86,274	76,493	74,954
Credit card	24,538	22,500	22,137
Other retail	59,880	61,959	60,696
Total loans	342,708	312,028	297,608
Less allowance for loan losses	(6,017)	(5,724)	(5,792)
Net loans	336,691	306,304	291,816
Premises and equipment	3,155	3,305	3,262
Goodwill	10,125	10,262	9,996
Other intangible assets	4,604	3,738	3,528
Other assets	47,002	38,174	39,422
Total assets	$600,973	$573,284	$567,495

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$115,206	$134,901	$135,549
Interest-bearing	355,942	321,182	307,353
Total deposits	471,148	456,083	442,902
Short-term borrowings	25,066	11,796	16,088
Long-term debt	32,228	32,125	35,671
Other liabilities	24,553	17,893	18,456
Total liabilities	552,995	517,897	513,117
Shareholders’ equity
Preferred stock	6,808	6,371	5,968
Common stock	21	21	21
Capital surplus	8,590	8,539	8,550
Retained earnings	71,782	69,201	68,297
Less treasury stock	(27,188)	(27,271)	(27,301)
Accumulated other comprehensive income (loss)	(12,500)	(1,943)	(1,792)
Total U.S. Bancorp shareholders’ equity	47,513	54,918	53,743
Noncontrolling interests	465	469	635
Total equity	47,978	55,387	54,378
Total liabilities and equity	$600,973	$573,284	$567,495

NON-GAAP FINANCIAL MEASURES

(Dollars in Millions, Unaudited)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Total equity	$47,978	$49,069	$51,668	$55,387	$54,378
Preferred stock	(6,808)	(6,808)	(6,808)	(6,371)	(5,968)
Noncontrolling interests	(465)	(464)	(468)	(469)	(635)
Goodwill (net of deferred tax liability) (1)	(9,165)	(9,204)	(9,304)	(9,323)	(9,063)
Intangible assets, other than mortgage servicing rights	(735)	(780)	(762)	(785)	(618)
Tangible common equity (a)	30,805	31,813	34,326	38,439	38,094

Common equity tier 1 capital, determined in accordance with transitional regulatory capital requirements related to the current expected credit losses methodology implementation	44,094	42,944	41,950	41,701	41,014
Adjustments (2)	(1,300)	(1,300)	(1,298)	(1,733)	(1,733)
Common equity tier 1 capital, reflecting the full implementation of the current expected credit losses methodology (b)	42,794	41,644	40,652	39,968	39,281

Total assets	600,973	591,381	586,517	573,284	567,495
Goodwill (net of deferred tax liability) (1)	(9,165)	(9,204)	(9,304)	(9,323)	(9,063)
Intangible assets, other than mortgage servicing rights	(735)	(780)	(762)	(785)	(618)
Tangible assets (c)	591,073	581,397	576,451	563,176	557,814

Risk-weighted assets, determined in accordance with transitional regulatory capital requirements related to the current expected credit losses methodology implementation (d)	456,928 *	441,804	427,174	418,571	404,021
Adjustments (3)	(337)*	(317)	(351)	(357)	(684)
Risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (e)	456,591 *	441,487	426,823	418,214	403,337

Ratios*
Tangible common equity to tangible assets (a)/(c)	5.2%	5.5%	6.0%	6.8%	6.8%
Tangible common equity to risk-weighted assets (a)/(d)	6.7	7.2	8.0	9.2	9.4
Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (b)/(e)	9.4	9.4	9.5	9.6	9.7

	Three Months Ended

	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Net income applicable to U.S. Bancorp common shareholders	$1,718	$1,464	$1,466	$1,582	$1,934
Intangibles amortization (net-of-tax)	34	32	37	32	32
Net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization	1,752	1,496	1,503	1,614	1,966
Annualized net income applicable to U.S. Bancorp common shareholders, excluding intangible amortization (f)	6,951	6,000	6,096	6,403	7,800

Average total equity	50,284	49,633	53,934	55,875	54,908
Average preferred stock	(6,808)	(6,808)	(6,619)	(6,865)	(5,968)
Average noncontrolling interests	(464)	(467)	(468)	(633)	(635)
Average goodwill (net of deferred tax liability) (1)	(9,192)	(9,246)	(9,320)	(9,115)	(9,019)
Average intangible assets, other than mortgage servicing rights	(758)	(783)	(779)	(656)	(632)
Average tangible common equity (g)	33,062	32,329	36,748	38,606	38,654

Return on tangible common equity (f)/(g)	21.0%	18.6%	16.6%	16.6%	20.2%

Net interest income	$3,827	$3,435	$3,173	$3,123	$3,171
Taxable-equivalent adjustment (4)	30	29	27	27	26
Net interest income, on a taxable-equivalent basis	3,857	3,464	3,200	3,150	3,197

Net interest income, on a taxable-equivalent basis
(as calculated above)	3,857	3,464	3,200	3,150	3,197
Noninterest income	2,469	2,548	2,396	2,534	2,693
Less: Securities gains (losses), net	1	19	18	15	20
Total net revenue, excluding net securities gains (losses) (h)	6,325	5,993	5,578	5,669	5,870

Noninterest expense (i)	3,637	3,724	3,502	3,533	3,429
Efficiency ratio (i)/(h)	57.5%	62.1%	62.8%	62.3%	58.4%
*	Preliminary data. Subject to change prior to filings with applicable regulatory agencies.
(1)	Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements.
(2)	Includes the estimated increase in the allowance for credit losses related to the adoption of the current expected credit losses methodology net of deferred taxes.
(3)	Includes the impact of the estimated increase in the allowance for credit losses related to the adoption of the current expected credit losses methodology.
(4)	Based on a federal income tax rate of 21 percent for those assets and liabilities whose income or expense is not included for federal income tax purposes.

NON-GAAP FINANCIAL MEASURES
(Dollars in Millions, Unaudited)	Three Months Ended September 30, 2022
Net income attributable to U.S. Bancorp	$1,812
Less: Notable items (1)	(33)
Net income attributable to U.S. Bancorp, excluding notable items	1,845
Annualized net income attributable to U.S. Bancorp, excluding notable items (a)	7,320
Average assets (b)	588,764
Return on average assets, excluding notable items (a)/(b)	1.24%

Net income applicable to U.S. Bancorp common shareholders	$1,718
Less: Notable items (1)	(33)
Net income applicable to U.S. Bancorp common shareholders, excluding notable items	1,751
Annualized net income applicable to U.S. Bancorp common shareholders, excluding notable items (c)	6,947
Average common equity (d)	43,012
Return on average common equity, excluding notable items (c)/(d)	16.2%
Net income applicable to U.S. Bancorp common shareholders	$1,718
Intangibles amortization (net-of-tax)	34
Net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization	1,752
Less: Notable items (1)	(33)
Net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization and notable items	1,785
Annualized net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization and notable items (e)	7,082
Average total equity	50,284
Average preferred stock	(6,808)
Average noncontrolling interests	(464)
Average goodwill (net of deferred tax liability) (2)	(9,192)
Average intangible assets, other than mortgage servicing rights	(758)
Average tangible common equity (f)	33,062
Return on tangible common equity, excluding notable items (e)/(f)	21.4%
Net income applicable to U.S. Bancorp common shareholders, excluding notable items (as calculated above) (g)	$1,751
Average diluted common shares outstanding (h)	1,486
Diluted earnings per common share, excluding notable items (g)/(h)	1.18%
(1)	Notable items for the three months ended September 30, 2022 include $33 million (net-of-tax) of merger and integration charges.
(2)	Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements.

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)
($ in millions)	Net Income Attributable to U.S. Bancorp			Percent Change		Net Income Attributable to U.S. Bancorp
Business Line	3Q 2022	2Q 2022	3Q 2021	3Q22 vs 2Q22	3Q22 vs 3Q21	YTD 2022	YTD 2021	Percent Change
Corporate and Commercial Banking	$502	$379	$381	32.5	31.8	$1,293	$1,254	3.1
Consumer and Business Banking	467	502	665	(7.0)	(29.8)	1,349	1,876	(28.1)
Wealth Management and Investment Services	400	320	204	25.0	96.1	923	637	44.9
Payment Services	330	389	400	(15.2)	(17.5)	1,089	1,334	(18.4)
Treasury and Corporate Support	113	(59)	378	nm	(70.1)	246	1,189	(79.3)

Consolidated Company	$1,812	$1,531	$2,028	18.4	(10.7)	$4,900	$6,290	(22.1)

	Income Before Provision and Taxes			Percent Change		Income Before Provision and Taxes
	3Q 2022	2Q 2022	3Q 2021	3Q22 vs 2Q22	3Q22 vs 3Q21	YTD 2022	YTD 2021	Percent Change
Corporate and Commercial Banking	$738	$605	$520	22.0	41.9	$1,897	$1,641	15.6
Consumer and Business Banking	663	594	860	11.6	(22.9)	1,811	2,366	(23.5)
Wealth Management and Investment Services	537	423	274	27.0	96.0	1,239	852	45.4
Payment Services	725	740	700	(2.0)	3.6	2,089	1,996	4.7
Treasury and Corporate Support	26	(74)	107	nm	(75.7)	35	93	(62.4)

Consolidated Company	$2,689	$2,288	$2,461	17.5	9.3	$7,071	$6,948	1.8

(a) preliminary data

Lines of Business

The Company’s major lines of business are Corporate and Commercial Banking, Consumer and Business Banking, Wealth Management and Investment Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is prepared and is evaluated regularly by management in deciding how to allocate resources and assess performance. Business line results are derived from the Company’s business unit profitability reporting systems by specifically attributing managed balance sheet assets, deposits and other liabilities and their related income or expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2022, certain organization and methodology changes were made and, accordingly, prior period results were restated and presented on a comparable basis.

        2

CORPORATE AND COMMERCIAL BANKING (a)
($ in millions)				Percent Change
	3Q 2022	2Q 2022	3Q 2021	3Q22 vs 2Q22	3Q22 vs 3Q21	YTD 2022	YTD 2021	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$934	$795	$701	17.5	33.2	$2,475	$2,158	14.7
Noninterest income	256	272	254	(5.9)	.8	774	788	(1.8)
Securities gains (losses), net	--	--	--	--	--	--	--	--
Total net revenue	1,190	1,067	955	11.5	24.6	3,249	2,946	10.3
Noninterest expense	452	462	435	(2.2)	3.9	1,352	1,305	3.6
Other intangibles	--	--	--	--	--	--	--	--
Total noninterest expense	452	462	435	(2.2)	3.9	1,352	1,305	3.6
Income before provision and taxes	738	605	520	22.0	41.9	1,897	1,641	15.6
Provision for credit losses	68	99	12	(31.3)	nm	172	(32)	nm
Income before income taxes	670	506	508	32.4	31.9	1,725	1,673	3.1
Income taxes and taxable-equivalent adjustment	168	127	127	32.3	32.3	432	419	3.1
Net income	502	379	381	32.5	31.8	1,293	1,254	3.1
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--
Net income attributable to U.S. Bancorp	$502	$379	$381	32.5	31.8	$1,293	$1,254	3.1

Average Balance Sheet Data
Loans	$131,614	$123,237	$102,800	6.8	28.0	$123,644	$102,427	20.7
Other earning assets	4,506	4,161	4,722	8.3	(4.6)	4,447	4,485	(.8)
Goodwill	1,912	1,912	1,650	--	15.9	1,912	1,648	16.0
Other intangible assets	3	4	5	(25.0)	(40.0)	4	5	(20.0)
Assets	147,671	137,800	115,033	7.2	28.4	137,874	114,525	20.4

Noninterest-bearing deposits	53,388	59,162	63,565	(9.8)	(16.0)	58,517	60,648	(3.5)
Interest-bearing deposits	100,433	93,708	69,304	7.2	44.9	93,762	70,406	33.2
Total deposits	153,821	152,870	132,869	.6	15.8	152,279	131,054	16.2

Total U.S. Bancorp shareholders’ equity	14,609	13,992	13,766	4.4	6.1	14,114	13,984	.9

(a) preliminary data

Corporate and Commercial Banking offers lending, equipment finance and small-ticket leasing, depository services, treasury management, capital markets services, international trade services and other financial services to middle market, large corporate, commercial real estate, financial institution, non-profit and public sector clients.

Corporate and Commercial Banking generated $738 million of income before provision and taxes in the third quarter of 2022, compared with $520 million in the third quarter of 2021, and contributed $502 million of the Company’s net income in the third quarter of 2022. The provision for credit losses increased $56 million compared with the third quarter of 2021 primarily due to loan loss provisions supporting growth in loan balances. Total net revenue was $235 million (24.6 percent) higher due to an increase of $233 million (33.2 percent) in net interest income and an increase of $2 million (0.8 percent) in total noninterest income. Net interest income increased primarily due to higher loan balances and the impact of higher rates on the margin benefit from deposits, partially offset by lower spreads on loans and lower noninterest-bearing deposits. Total noninterest income increased primarily due to stronger trust and investment management fees driven by lower money market fee waivers and core growth and higher commercial products revenue due to higher capital markets revenue, partially offset by lower treasury management fees driven by the impact of rising interest rates on earnings credits. Total noninterest expense increased $17 million (3.9 percent) compared with a year ago primarily due to higher FDIC insurance expense and higher compensation expense primarily due to merit and hiring to support business growth.

        3

CONSUMER AND BUSINESS BANKING (a)
($ in millions)				Percent Change
	3Q 2022	2Q 2022	3Q 2021	3Q22 vs 2Q22	3Q22 vs 3Q21	YTD 2022	YTD 2021	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$1,726	$1,606	$1,558	7.5	10.8	$4,835	$4,580	5.6
Noninterest income	336	395	714	(14.9)	(52.9)	1,191	1,915	(37.8)
Securities gains (losses), net	--	--	--	--	--	--	--	--
Total net revenue	2,062	2,001	2,272	3.0	(9.2)	6,026	6,495	(7.2)
Noninterest expense	1,396	1,404	1,409	(.6)	(.9)	4,206	4,120	2.1
Other intangibles	3	3	3	--	--	9	9	--
Total noninterest expense	1,399	1,407	1,412	(.6)	(.9)	4,215	4,129	2.1
Income before provision and taxes	663	594	860	11.6	(22.9)	1,811	2,366	(23.5)
Provision for credit losses	40	(75)	(27)	nm	nm	12	(136)	nm
Income before income taxes	623	669	887	(6.9)	(29.8)	1,799	2,502	(28.1)
Income taxes and taxable-equivalent adjustment	156	167	222	(6.6)	(29.7)	450	626	(28.1)
Net income	467	502	665	(7.0)	(29.8)	1,349	1,876	(28.1)
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--
Net income attributable to U.S. Bancorp	$467	$502	$665	(7.0)	(29.8)	$1,349	$1,876	(28.1)

Average Balance Sheet Data
Loans	$142,986	$141,111	$140,468	1.3	1.8	$141,637	$140,914	.5
Other earning assets	3,043	2,577	7,645	18.1	(60.2)	3,330	8,606	(61.3)
Goodwill	3,241	3,244	3,506	(.1)	(7.6)	3,248	3,487	(6.9)
Other intangible assets	3,726	3,635	2,755	2.5	35.2	3,514	2,693	30.5
Assets	158,439	156,106	160,515	1.5	(1.3)	157,311	162,013	(2.9)

Noninterest-bearing deposits	31,083	30,712	33,401	1.2	(6.9)	30,990	32,857	(5.7)
Interest-bearing deposits	166,196	168,319	159,475	(1.3)	4.2	166,806	156,052	6.9
Total deposits	197,279	199,031	192,876	(.9)	2.3	197,796	188,909	4.7

Total U.S. Bancorp shareholders’ equity	12,466	12,363	12,247	.8	1.8	12,361	12,352	.1

(a) preliminary data

Consumer and Business Banking comprises consumer banking, small business banking and consumer lending. Products and services are delivered through banking offices, telephone servicing and sales, on-line services, direct mail, ATM processing, mobile devices, distributed mortgage loan officers, and intermediary relationships including auto dealerships, mortgage banks, and strategic business partners.

Consumer and Business Banking generated $663 million of income before provision and taxes in the third quarter of 2022, compared with $860 million in the third quarter of 2021, and contributed $467 million of the Company’s net income in the third quarter of 2022. The provision for credit losses increased $67 million compared with prior year due to loan balance growth and more favorable credit trends in the prior year quarter. Total net revenue was lower by $210 million (9.2 percent) due to a decrease in total noninterest income of $378 million (52.9 percent), partially offset by an increase of $168 million (10.8 percent) in net interest income. Net interest income reflected the favorable impact of higher rates on the margin benefit from deposits and higher deposit balances, partially offset by lower spreads on loans and lower loan fees driven by the impact of loan forgiveness related to PPP. Total noninterest income decreased due to lower mortgage banking revenue reflecting lower application volume, given declining refinance activities experienced in the mortgage industry, lower related gain on sale margins and fewer sales of loans. Total noninterest expense decreased $13 million (0.9 percent) due to lower compensation expense reflecting lower revenue-related compensation due to mortgage production and lower mortgage related loan expense, partially offset by increases in net shared services expense due to investments in digital capabilities.

        4

WEALTH MANAGEMENT AND INVESTMENT SERVICES (a)
($ in millions)				Percent Change
	3Q 2022	2Q 2022	3Q 2021	3Q22 vs 2Q22	3Q22 vs 3Q21	YTD 2022	YTD 2021	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$477	$353	$236	35.1	nm	$1,107	$752	47.2
Noninterest income	652	652	558	--	16.8	1,900	1,639	15.9
Securities gains (losses), net	--	--	--	--	--	--	--	--
Total net revenue	1,129	1,005	794	12.3	42.2	3,007	2,391	25.8
Noninterest expense	586	579	516	1.2	13.6	1,749	1,528	14.5
Other intangibles	6	3	4	nm	50.0	19	11	72.7
Total noninterest expense	592	582	520	1.7	13.8	1,768	1,539	14.9
Income before provision and taxes	537	423	274	27.0	96.0	1,239	852	45.4
Provision for credit losses	3	(4)	2	nm	50.0	7	2	nm
Income before income taxes	534	427	272	25.1	96.3	1,232	850	44.9
Income taxes and taxable-equivalent adjustment	134	107	68	25.2	97.1	309	213	45.1
Net income	400	320	204	25.0	96.1	923	637	44.9
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--
Net income attributable to U.S. Bancorp	$400	$320	$204	25.0	96.1	$923	$637	44.9

Average Balance Sheet Data
Loans	$22,871	$22,317	$18,452	2.5	23.9	$21,972	$17,582	25.0
Other earning assets	249	251	225	(.8)	10.7	253	247	2.4
Goodwill	1,700	1,718	1,618	(1.0)	5.1	1,726	1,618	6.7
Other intangible assets	311	300	80	3.7	nm	292	69	nm
Assets	26,439	25,783	21,633	2.5	22.2	25,563	20,743	23.2

Noninterest-bearing deposits	23,852	25,053	24,542	(4.8)	(2.8)	25,437	23,096	10.1
Interest-bearing deposits	73,229	71,896	72,255	1.9	1.3	71,852	76,464	(6.0)
Total deposits	97,081	96,949	96,797	.1	.3	97,289	99,560	(2.3)

Total U.S. Bancorp shareholders’ equity	3,726	3,618	3,171	3.0	17.5	3,647	3,099	17.7

(a) preliminary data

Wealth Management and Investment Services provides private banking, financial advisory services, investment management, retail brokerage services, insurance, trust, custody and fund servicing through four businesses: Wealth Management, Global Corporate Trust & Custody, U.S. Bancorp Asset Management and Fund Services.

Wealth Management and Investment Services generated $537 million of income before provision and taxes in the third quarter of 2022, compared with $274 million in the third quarter of 2021, and contributed $400 million of the Company’s net income in the third quarter of 2022. The provision for credit losses increased slightly compared with the prior year quarter. Total net revenue increased $335 million (42.2 percent) year-over-year reflecting an increase of $241 million in net interest income and $94 million (16.8 percent) in total noninterest income. Net interest income increased primarily due to the favorable impact of higher rates on the margin benefit from deposits. Total noninterest income increased primarily driven by higher trust and investment management fees reflecting lower money market fund fee waivers, the impact of the PFM acquisition and core business growth, partially offset by the impact of unfavorable market conditions. Total noninterest expense increased $72 million (13.8 percent) compared with the third quarter of 2021 reflecting higher compensation expense as a result of merit, the PFM acquisition, core business growth and performance-based incentives, as well as higher net shared services expense driven by investment in support of business growth.

        5

PAYMENT SERVICES (a)
($ in millions)				Percent Change
	3Q 2022	2Q 2022	3Q 2021	3Q22 vs 2Q22	3Q22 vs 3Q21	YTD 2022	YTD 2021	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$627	$619	$616	1.3	1.8	$1,868	$1,840	1.5
Noninterest income	995	994	946	.1	5.2	2,847	2,644	7.7
Securities gains (losses), net	--	--	--	--	--	--	--	--
Total net revenue	1,622	1,613	1,562	.6	3.8	4,715	4,484	5.2
Noninterest expense	863	839	828	2.9	4.2	2,524	2,389	5.7
Other intangibles	34	34	34	--	--	102	99	3.0
Total noninterest expense	897	873	862	2.7	4.1	2,626	2,488	5.5
Income before provision and taxes	725	740	700	(2.0)	3.6	2,089	1,996	4.7
Provision for credit losses	285	221	166	29.0	71.7	636	216	nm
Income before income taxes	440	519	534	(15.2)	(17.6)	1,453	1,780	(18.4)
Income taxes and taxable-equivalent adjustment	110	130	134	(15.4)	(17.9)	364	446	(18.4)
Net income	330	389	400	(15.2)	(17.5)	1,089	1,334	(18.4)
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--
Net income attributable to U.S. Bancorp	$330	$389	$400	(15.2)	(17.5)	$1,089	$1,334	(18.4)

Average Balance Sheet Data
Loans	$35,819	$33,854	$31,378	5.8	14.2	$33,820	$30,353	11.4
Other earning assets	392	1,023	5	(61.7)	nm	810	5	nm
Goodwill	3,292	3,318	3,168	(.8)	3.9	3,312	3,172	4.4
Other intangible assets	405	437	495	(7.3)	(18.2)	435	518	(16.0)
Assets	42,090	41,050	37,170	2.5	13.2	40,573	35,966	12.8

Noninterest-bearing deposits	3,312	3,396	4,913	(2.5)	(32.6)	3,459	5,068	(31.7)
Interest-bearing deposits	171	167	150	2.4	14.0	166	141	17.7
Total deposits	3,483	3,563	5,063	(2.2)	(31.2)	3,625	5,209	(30.4)

Total U.S. Bancorp shareholders’ equity	8,257	8,115	7,561	1.7	9.2	8,131	7,543	7.8

(a) preliminary data

Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate, government and purchasing card services, consumer lines of credit and merchant processing.

Payment Services generated $725 million of income before provision and taxes in the third quarter of 2022, compared with $700 million in the third quarter of 2021, and contributed $330 million of the Company’s net income in the third quarter of 2022. The provision for credit losses increased $119 million (71.7 percent) from a year ago primarily due to the impacts of increasing delinquency rates, along with stronger growth in loan balances. Total net revenue increased $60 million (3.8 percent) due to higher net interest income of $11 million (1.8 percent) and higher total noninterest income of $49 million (5.2 percent). Net interest income increased primarily due to higher loan balances, higher loan yields driven by higher interest rates net of lower customer revolve rates and loan fees, mostly offset by higher funding costs. Total noninterest income increased year-over-year mainly due to continued strengthening of consumer and business spending across most sectors. As a result, there was strong growth in corporate payment products revenue driven by improving business spending across all product groups and seasonality in government spending. In addition, merchant processing services revenue increased due to higher sales volume and higher merchant fees, partially offset by the impact of foreign currency rate changes in Europe. Credit and debit card revenue was negatively impacted by declining prepaid processing fees as the beneficial impact of government stimulus programs dissipated year-over-year, mostly offset by strong sales. Total noninterest expense increased $35 million (4.1 percent) reflecting higher net shared services expense driven by investment in infrastructure and technology development, in addition to higher compensation expense due to merit, core business growth and variable compensation.

        6

TREASURY AND CORPORATE SUPPORT (a)
($ in millions)				Percent Change
	3Q 2022	2Q 2022	3Q 2021	3Q22 vs 2Q22	3Q22 vs 3Q21	YTD 2022	YTD 2021	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$93	$91	$86	2.2	8.1	$236	$120	96.7
Noninterest income	229	216	201	6.0	13.9	663	619	7.1
Securities gains (losses), net	1	19	20	(94.7)	(95.0)	38	88	(56.8)
Total net revenue	323	326	307	(.9)	5.2	937	827	13.3
Noninterest expense	297	400	200	(25.8)	48.5	902	734	22.9
Other intangibles	--	--	--	--	--	--	--	--
Total noninterest expense	297	400	200	(25.8)	48.5	902	734	22.9
Income (loss) before provision and taxes	26	(74)	107	nm	(75.7)	35	93	(62.4)
Provision for credit losses	(34)	70	(316)	nm	89.2	(42)	(1,210)	96.5
Income (loss) before income taxes	60	(144)	423	nm	(85.8)	77	1,303	(94.1)
Income taxes and taxable-equivalent adjustment	(57)	(88)	39	35.2	nm	(177)	97	nm
Net income (loss)	117	(56)	384	nm	(69.5)	254	1,206	(78.9)
Net (income) loss attributable to noncontrolling interests	(4)	(3)	(6)	(33.3)	33.3	(8)	(17)	52.9
Net income (loss) attributable to U.S. Bancorp	$113	$(59)	$378	nm	(70.1)	$246	$1,189	(79.3)

Average Balance Sheet Data
Loans	$3,488	$3,668	$3,641	(4.9)	(4.2)	$3,658	$3,738	(2.1)
Other earning assets	196,698	204,562	193,989	(3.8)	1.4	202,560	192,259	5.4
Goodwill	--	--	--	--	--	--	--	--
Other intangible assets	--	--	--	--	--	--	--	--
Assets	214,125	219,172	219,095	(2.3)	(2.3)	220,746	217,952	1.3

Noninterest-bearing deposits	2,409	2,504	2,597	(3.8)	(7.2)	2,490	2,593	(4.0)
Interest-bearing deposits	2,696	1,599	1,285	68.6	nm	2,350	1,714	37.1
Total deposits	5,105	4,103	3,882	24.4	31.5	4,840	4,307	12.4

Total U.S. Bancorp shareholders’ equity	10,762	11,078	17,528	(2.9)	(38.6)	12,551	16,349	(23.2)

(a) preliminary data

Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management, interest rate risk management, income taxes not allocated to the business lines, including most investments in tax-advantaged projects, and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis.

Treasury and Corporate Support generated $26 million of income before provision and taxes in the third quarter of 2022, compared with $107 million in the third quarter of 2021, and contributed $113 million of the Company’s net income in the third quarter of 2022. The provision for credit losses increased $282 million (89.2 percent) reflecting the increase in allowance for credit losses due to increasing economic uncertainty in the current quarter relative to the reduction in the allowance for credit losses associated with improving economic conditions in the third quarter of 2021. Total net revenue was higher by $16 million (5.2 percent) due to an increase of $7 million (8.1 percent) in net interest income and an increase of $9 million (4.1 percent) in total noninterest income. Net interest income increased primarily due to higher yields on the investment portfolio and interest-bearing deposits with banks, mostly offset by higher funding costs. The increase in total noninterest income was primarily due to higher tax-advantaged investment syndication revenue and gains on the sale of certain assets, partially offset by lower securities gains. Total noninterest expense increased $97 million (48.5 percent) primarily due to merger and integration-related charges related to the acquisition of MUFG Union Bank and higher compensation expense reflecting merit, hiring to support business growth and core business growth net of lower variable compensation, partially offset by lower net shared services costs. Income taxes are assessed to each line of business at a managerial tax rate of 25.0 percent with the residual tax expense or benefit to arrive at the consolidated effective tax rate included in Treasury and Corporate Support.

        7